VINCERA SOFTWARE, INC.

SOFTWARE LICENSE AND SERVICES AGREEMENT

Agreement # 1109

This Software License and Services Agreement (the "Agreement") is between Vincera Software, Inc. with its principal place of business at 6801 Capital of Texas Highway Building 2, Suite 200B Austin, Texas 78731  (“Vincera”) and Hoover’s, Inc. ("Customer") with its principal place of business at 5800 Airport Boulevard, Austin, TX  78752. The terms of this Agreement shall apply to each Licensed Software license granted and to all services provided by Vincera under this Agreement. When completed and executed by both parties, an Order shall evidence the Licensed Software licenses granted, and any professional services to be provided.

1. DEFINITIONS

1.1 “Acceptance Criteria” shall mean the criteria specified on the Order regarding the Licensed Software.

1.2 “Customer Applications” shall refer to any new features, functionality, or performance adjustments made to the Vincera Licensed Software specifically by or for the customer.

1.3 “Commencement Date" shall mean the Effective Date specified in the Order under which the Licensed Software is ordered by Customer.

1.4 “Designated System” shall mean the environment of hardware and software supplied by the Customer on which all Vincera Licensed Software shall be installed.

1.5  “Documentation” shall mean Vincera’s guides, training materials and manuals published by Vincera and made available by Vincera for the Licensed Software, including any derivatives and modifications thereto.

1.6 “Evaluation Period” shall mean the period specified on the Orders.

1.7  "Licensed Software" shall mean the computer software in object code form owned or distributed by Vincera for which Customer is granted a license pursuant to this Agreement, Updates, Applications, and any bug fixes, derivatives and modifications thereto.

1.8 “Maintenance Services” shall mean the services set forth in Appendix A, attached hereto.

1.9 “Professional Services” shall mean the services set forth in an Order, to be performed by Vincera.

1.10  "Order” shall mean the document by which Customer orders Licensed Software licenses and services with accompanying fees due, and which is agreed to by the parties. The initial Order is attached hereto as Order #1.

1.11 “Services” shall mean all Services provided by Vincera under this Agreement, including Maintenance Services and Professional Services.

1.12  "1.12 “Update" shall mean a subsequent release of the Licensed Software which, in Vincera’s sole discretion, is generally made available, at Vincera’s sole discretion, for Licensed Software at no additional charge other than media and handling charges.  Updates shall not include any release, option or future product which Vincera licenses separately.

2. LICENSE

2.1 License Grant.  Subject to all of the terms and conditions of this Agreement, Vincera grants to Customer a nonexclusive, nontransferable, non-assignable, limited license, for the Evaluation Period specified in the Order:  (i) to install, integrate, and implement the Licensed Software on the Designated System or to have third parties (e.g., system integrators) do so for Customer; (ii) to use the Licensed Software on the Designated System and develop Customer Applications for use with the Licensed Software for internal data operations only; (iii) to use the Documentation provided in support of Customer's authorized use of the Licensed Software; and (iv) to make one (1) copy of the Licensed Software solely for archival or backup purposes.  Upon the satisfaction of the Acceptance Criteria per Section 3.1, if applicable, and payment of applicable license fees, the term of the license of this Section 2.1 shall be for the term specified on the Order.

2.2 License Restrictions.  The licenses granted in Section 2.1 are subject to the following restrictions:  (i) Customer shall not copy or use the Licensed Software or Documentation except as otherwise specified in this Agreement; (ii) Customer shall not cause or permit the reverse engineering, disassembly or de-compilation of the Licensed Software, or modify the Licensed Software except in accordance with the Documentation; (iii) Customer may not sublicense or use the Licensed Software for commercial time sharing, rental, outsourcing, or service bureau use.

2.3 Retention of Rights.  Vincera shall own and retain all right, title, and interest in and relating to the Licensed Software, including all copyright, trade secrets, patent rights, and other proprietary rights in or relating to the Licensed Software, and Customer does not acquire any rights, express or

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implied, in the Licensed Software, other than those expressly specified in this Agreement.  Without limiting the generality of the foregoing, Customer acknowledges and agrees that:  (i) any configuration or deployment of the Licensed Software shall not affect or diminish Vincera’s right, title, and interest in and relating to the Licensed Software; and (ii) if Customer suggests any new features, functionality, or performance for the Licensed Software that Vincera subsequently incorporates into an Vincera product, Customer hereby grants and agrees to grant to Vincera a worldwide, non-exclusive, royalty-free, perpetual, irrevocable right and license to use and incorporate such suggestions into such product free from any confidentiality restrictions or ownership rights of Customer.

2.4 Transfer.  Customer may transfer a Licensed Software license internally to a different Designated System within its organization upon notice to Vincera.

3. VERIFICATION

3.1 Evaluation.  (a) If applicable, as specified within the attached Order(s), no less than ten (10) days prior to the end of the Evaluation Period, Customer shall submit to Vincera written feedback comparing the Licensed Software to the Acceptance Criteria.  If no written feedback is received by Vincera, it shall be assumed that the Licensed Software meets the Acceptance Criteria.  If the Licensed Software meets the Acceptance Criteria, or if Vincera is able to fix the Licensed Software such that the Licensed Software meets the Acceptance Criteria by the end of the Evaluation Period, Customer shall owe the license fees indicated on the Order and the term of the license shall be extended for the term specified on the Order.     If the Licensed Software does not meet the Acceptance Criteria and Vincera is unable to fix the Licensed Software such that the Licensed Software meetings the Acceptance Criteria by the end of the Evaluation Period, Customer may immediately terminate this Agreement and any and all fees paid to Vincera by Customer (including but not limited to License fees and Professional Service fees) will be refunded within fifteen (15) days of the termination of the Agreement.

(b) If applicable, as described within the attached Order(s), in connection with the Weekly Report Acceptance Criteria, if Customer identifies inconsistencies between the Reports (as defined in the Order) delivered by Vincera as a deliverable and the  Requirements (as defined in the Order) of Customer, Customer will notify Vincera, who shall make the necessary corrections and resubmit to Customer.  Customer will provide Vincera with a written notice accepting the Report once the verification is complete if the Report meets the Requirements.  If the Report does not meet the Requirements, and Vincera is not able to fix the Report within five (5) days of such notification, Customer may terminate the Agreement and receive a refund of the unused portion of any perpetual license fees as of the date of the termination, which is calculated based on the equal usage over an estimated five (5) year useful life of such software from the Commencement Date and the unearned portion of professional services fees paid, up to the date of the termination.

3.2 Certification.  At Vincera’s written request, not more frequently than annually, Customer shall furnish Vincera with a signed certification:  (i) verifying that the Licensed Software is being used pursuant to the provisions of this Agreement and applicable Order; and (ii) listing the locations where the Licensed Software is running.

3.3 Audit.  Vincera may, at its own expense, and upon reasonable notice, audit Customer's use of the Licensed Software.  Any such audit shall be conducted during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities.  If an audit reveals that Customer has underpaid Licensed Software license fees to Vincera, Customer shall be invoiced for such underpaid fees according to the prices on the latest applicable Order; if the underpaid fees exceed 5% of the license fees paid, then Customer shall also pay Vincera’s reasonable costs of conducting the audit.  Audits shall be conducted no more than once annually.

4.0 SERVICES

4.1 Maintenance Services.  Maintenance Services ordered by Customer will be provided for the term specified in the Order.

4.2 Consulting and Training Services.  Vincera will provide other Professional Services such as consulting and training services as specified on the Order and for the fees as specified on the Order.  All Professional Services shall be billed on a time and materials basis unless the parties expressly agree otherwise in writing and shall be paid for separately from the licenses granted hereunder.

5.0 TERM AND TERMINATION

5.1 Term.  Each license granted under this Agreement shall commence on the Commencement Date and shall remain in effect for the duration specified on the Order, unless the license or this Agreement is terminated as provided in Section 5.2 or 5.3.  If Order(s) has an Evaluation Period, then the license granted under this Agreement shall commence on the Commencement Date and shall remain in effect for the duration of the Evaluation Period or if extended pursuant to Section 3.1, for the term of the license specified on the Order, unless the license or this Agreement is terminated as provided in Section 5.2 or 5.3.

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5.2 Termination For Breach.  Either Party may terminate this Agreement or any license upon written notice if the other Party materially breaches this Agreement and fails to correct the breach within thirty (30) days following written notice specifying the breach.

5.3 Termination for Convenience.  Neither party may terminate this Agreement during the first three (3) months of the Initial Term.  Following the initial three (3) month period, either party may terminate this Agreement for its sole convenience by providing the other party with thirty (30) days’ prior written notice.

5.4 Effect of Termination.  Termination of this Agreement or any license shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer's obligation to pay all fees that have accrued or are otherwise owed by Customer under any Order or other similar ordering document under this Agreement.  The parties' rights and obligations under Sections 2.3, 5.3, 5.4, 7.3, 8, 11 and 12 shall survive termination of this Agreement.

5.5 Handling Upon Termination. (a)  If a license granted under this Agreement expires or otherwise terminates, Customer shall:  (i) cease using the applicable Licensed Software; and (ii) certify to Vincera within one month after expiration or termination that Customer has destroyed or has returned to Vincera all copies of the Licensed Software and any related Documentation.  Upon termination of the Agreement, the Parties shall return or destroy all copies of the other Party’s Confidential Information, and certify in writing to that effect.

6. INDEMNITY

Vincera agrees to defend any claim, suit, or proceeding asserted against Customer based upon a claim that any Licensed Software licensed hereunder directly infringes a U.S. patent or copyright, and to pay costs and damages finally awarded therefrom, provided that Vincera is promptly notified in writing of the claim and given, at Vincera’s request, control of the defense, settlement, or response to such claim.  Customer shall provide Vincera reasonable assistance in the defense or response to any such claims.  If such a claim has occurred or in Vincera’s sole and reasonable judgment is likely to occur, Customer agrees to allow Vincera to:  (i) obtain for Customer the right to continue to use the Licensed Software; (ii) replace or modify the Licensed Software; or (iii) terminate this Agreement, have Customer return all copies of the Licensed Software, and upon return of all such copies, refund the unused portion of any perpetual license fees as of the date of the termination, which is calculated based on the equal usage over an estimated five (5) year useful life of such software from the Commencement Date.  Such unused portion will be payable in a lump sum to Customer within ninety (90) days of termination.  This indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent or copyright:  (a) by the combination of any Licensed Software with other elements not provided by Vincera if such infringement would be avoided by the use of the Licensed Software alone; (b) by any Licensed Software made to Customer’s design or specification; or (c) any use of a superseded version of Licensed Software for which the updated version was provided to Customer by Vincera or altered release of Licensed Software not provided by Vincera if the infringement would have been avoided by the use of a current unaltered release of the Licensed Software.  The foregoing states Vincera’s entire liability for patent, copyright or other intellectual property right infringement.

7. WARRANTIES AND DISCLAIMERS

7.1 Software Warranty.  Vincera warrants for a period of ninety (90) days beginning with the later of either the Commencement Date or the end of the Evaluation Term, as specified on the Order, that each unmodified Licensed  Software or License Software modified by Vincera for which Customer has a license will perform the functions substantially as described in the Documentation.  Additionally, Vincera warrants the Licensed Software is free of viruses and malicious software code. As of the time of installation of any Software or any enhancement or update of the Software, the same does not and will not contain any Malicious Code. “Malicious Code” means any undisclosed program routine, device or other feature or hidden file, including, without limitation, a time bomb, virus, software lock, trojan horse, drop-dead device, worm, malicious logic or trap door, that is knowingly inserted by Vincera into the software and designated to delete, disable, deactivate, interfere with or otherwise harm the software or any of Customer’s hardware, software, data or other programs, any transmitting or activating computer program or any hardware-limiting, software-limiting or services-limiting function (including, but not limited to, any key, node lock, time-out or other similar functions), whether implemented by electronic or other means. Notwithstanding the foregoing, within an operating system, files and programs forming an authorized, specified portion of the operating system, that are completely of a non-malicious nature and contain no Hardware-limiting, Software-limiting or Service-limiting function shall not be considered to be Malicious Code, even if such files and programs constitute hidden files or automatically replicating, transmitting or activating computer programs.”

7.2  Services Warranty.  Vincera warrants that, for Services performed after the Evaluation Period, its Services will be performed consistent with generally accepted industry standards.

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7.3  Disclaimers.  THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

8. EXCLUSIVE REMEDIES

8.1 Software.  For any breach of the warranties contained in Section 7.1, Customer's exclusive remedy, and Vincera’s entire liability, shall be the correction of Licensed Software errors that cause breach of the warranty, in the event that the Licensed  Software cannot be corrected, Customer may  immediately terminate this Agreement (s) whereupon Vincera will refund to Customer the Licensed Fee and any unused portion of the Service and Maintenance Fees within thirty (30) days of the termination of the Agreement.

8.2 Services.  For any breach of the warranties contained in Section 7.2, Customer's exclusive remedy, and Vincera’s entire liability, shall be the re-performance of the services, or if Vincera is unable to perform the services as warranted, Customer shall be entitled to recover the fees paid to Vincera for the unsatisfactory services.

9. PAYMENT PROVISIONS

9.1 Invoicing and Payment.  Unless otherwise specified in the Order, license fees shall be payable sixty (60) days from the Commencement Date.  Maintenance Service fees shall be payable annually in advance, net thirty (30) days from the renewal date; such fees will be those in effect at the beginning of the period for which the fees are paid.   All other applicable fees shall be payable thirty (30) days from the invoice date.  Payments shall be deemed overdue if they remain unpaid after the due date, and are subject to a late charge equal to 1.5% per month from the due date until such amount is paid.

9.2 Taxes.  The fees listed in this Agreement do not include taxes; if Vincera is required to pay sales, use, property, value-added or other taxes based on the licenses or services granted in this Agreement or on Customer's use of Licensed Software or services, then such taxes shall be billed to and paid by Customer. This Section shall not apply to taxes based on Vincera income.

10. MARKETING

10.1 Customer List.  Customer shall allow Vincera to add Customer’s name and logo to a list of Vincera customers for use in marketing and promotion materials, collateral, presentations and publications with the prior consent of Customer in each instance.

11. CONFIDENTIALITY

11.1 Confidential Information.  By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the Licensed Software, the terms and pricing under this Agreement, and all information clearly identified as confidential, including any information obtained as a result of providing services to Customer, or other information that should reasonably be understood as confidential when disclosed by a party.  A party's Confidential Information shall not include information that:  (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction or disclosure; or (iv) is independently developed by the other party.

11.2 Obligations.  The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and not to use the other party’s Confidential Information except as expressly permitted for a period of five (5) years after termination of this Agreement.  The parties agree, that unless required by law, not to make each other's Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement.  Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Customer shall not disclose the results of any benchmark tests of the Licensed Software to any third party without Vincera’s prior written approval.

11.3 Escrow Agreement.   Upon acceptance of the Licensed Software, Vincera will deposit a copy of the sourceVincera  has deposited a copy of the source code ("source code") of the Licensed  Software and all available systems documentation ("documentation")  with DSI Technology Escrow Services  ("escrow agent").  The source code and documentation will be updated with each new release of the Licensed  Software  which will also be deposited with the escrow agent.  The copies of the source code and documentation will be held in escrow. In the event of a final adjudication of  Vincera  as bankrupt,  Customer  will, upon payment of incremental costs relating to customer (above Vincera standard fees and expenses) to the escrow agent, be entitled to obtain a copy of the source code and documentation from the escrow agent.   Customer  will, however, only use the copy of the source code

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and the documentation internally to support the Licensed  Software.  The escrow agent's only responsibility will be to use its good faith efforts to cause a copy of the source code and documentation, in the form as provided by Vincera, to be delivered to Customer as soon reasonably practicable.

12. GENERAL

12.1 Governing Law.  This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of Texas and shall be deemed to be executed in Austin, Texas. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in Travis County Texas.  Vincera and Customer agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

12.2 Notice.  All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the first address listed in the relevant Order (if to Customer) or to the Vincera address on the Order (if to Vincera).  To expedite order processing, Customer agrees that Vincera  may treat documents faxed by Customer to Vincera as original documents; nevertheless, either party may require the other to exchange original signed documents.

12.3 Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  VINCERA’S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE GREATER OF THE AMOUNT OF FEES PAID BY CUSTOMER UNDER THIS AGREEMENT OR FIVE HUNDRED DOLLARS, AND IF SUCH DAMAGES RESULT FROM CUSTOMER'S USE OF THE LICENSED SOFTWARE OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO FEES PAID FOR THE RELEVANT LICENSED SOFTWARE OR SERVICES GIVING RISE TO THE LIABILITY, CALCULATED BASED ON THE EQUAL USAGE OF THE LICENSED SOFTWARE OVER AN ESTIMATED FIVE (5) YEAR USEFUL LIFE OF SUCH SOFTWARE FROM THE COMMENCEMENT DATE.  SUCH UNUSED PORTION WILL BE PAYABLE IN A LUMP SUM TO CUSTOMER WITHIN THIRTY (30) DAYS OF FINAL ADJUDICATION OR SETTLEMENT OF THE CLAIM GIVING RISE TO SUCH LIABILITY.   THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO SECTION 6 OR SECTION 11 OF THIS AGREEMENT.

12.4 Survivability.  In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

12.5 Waiver.  The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

12.6 Export Administration.  Customer agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that neither the Licensed Software nor any direct product thereof are (1) exported, directly or indirectly, in violation of Export Laws; or (2) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

12.7 Relationship Between the Parties.  Vincera and Customer are independent contractors; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

12.8 Assignment.  Neither party may  assign this Agreement without the prior written consent of the other, which consent will  not be unreasonably withheld, but in no event to a direct competitor of either party.

12.9 Entire Agreement.  This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

12.10 Precedence.  It is expressly agreed that the terms of this Agreement and any Order approved by Vincera shall supersede the terms in any Customer purchase order or other ordering document.  To the extent that the terms of this Agreement conflict with the terms of any “shrink wrap” license included in any package, media, or electronic version of the Licensed Software or other Vincera furnished software, the terms of this Agreement shall control.

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This Agreement Accepted by:

Executed by Vincera Software, Inc.:

Executed by Hoover’s, Inc.:

Authorized Signature:    /s/ David R. Malmstedt

Authorized Signature:    /s/ Thomas Ballard

_________

Name:    David R. Malmstedt

Name:  Thomas Ballard

_________

Title:      CEO

Title:     CTO

_________

Date:      October 8, 2003

Date:     October 8, 2003

_________

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APPENDIX A

Maintenance Services Policy

Subject to payment by Customer of all maintenance fees due under the Order for Licensed Software, Vincera shall provide Maintenance Services under the following terms and conditions.

1.  SERVICES.

1.1 Updates. Vincera shall provide Customer notification in writing of Updates to the Licensed Software as they become generally available.  Vincera, in its sole discretion, shall decide the constitution and timing of any Update.  Customer will be provided Updates through delivery of a machine readable copy pursuant to instructions contained in the Update notification as soon as they are generally available.

1.2 Error Corrections. During the term of this Agreement, Vincera shall use its reasonable efforts to correct any reproducible programming error in the Licensed Software attributable to Vincera with a level of effort commensurate with the severity of the error, as indicated by the severity levels below, provided that Vincera shall have no obligation to correct all errors in the Licensed Software.  Upon identification of any programming error, Customer shall notify Vincera of such error which shall provide Vincera with enough information to locate the error. Vincera shall not be responsible for correcting any errors not attributable to Vincera.  Recognizing that Customer may have the right and desire to perform some modifications to the Licensed Software on its own, errors attributable to Vincera shall be those that are reproducible by Vincera on unmodified Licensed Software.  Customer will designate severity of the issue at the time it is submitted.  Any changes to severity will be agreed upon between Vincera and Customer.

Severity 1 - Critical

This is the most critical problem type. This classification is used to identify problems that are causing serious issues with the customer's production environment. The software is not usable; resulting in a major impact to the customer's operations.  Examples are: Vincera Powered Applications are not running or you are unable to use the Vincera Workbench to perform critical maintenance. Severity 1 problems will be responded to most quickly and raised to the highest levels of the Support work queues. These types of problems are recognized as requiring immediate attention from Vincera Customer Support.

 Severity 2 - Severe

Problems classified as severity 2 are serious but less impacting than a critical, production-impacting problem. Severity 2 problems are causing operational problems.  The software is working, but may be restricted in certain operations creating additional work for the customer's staff. These types of problems will receive heightened attention from Vincera Support.

Severity 3 - Workaround

These types of problems will have a moderate impact on the customer's production environment but are recognized as a problem that must be resolved. The customer is inconvenienced and there is some impact to the business operations. Certain non-key features may not function correctly.

 Severity 4 - Minor

A problem classified as a Severity 4 problem is not recognized as having a serious business impact to the customer's environment. These are usually problems that are worth noting so that they can eventually be resolved but will not require immediate resolution.  Business operations are not hampered, but there is an annoyance that can be rectified. These are often cosmetic issues.

Severity 5 - Enhancement

Enhancements are new product features or changes that a customer would like to see added to Vincera products. These types of problems or issues will be forwarded to Vincera Product Management for consideration.  Vincera reserves the right to determine which enhancements will be incorporated into their products.

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1.3 Customer Access to Support. Vincera will provide:

Direct Hotline Support. Customer may contact Vincera support engineers directly to answer questions Monday through Friday (excluding holidays) from 8:30 a.m. to 6:30 p.m. Central Time.

24-Hour Voice Messaging System.  Allows Customer to leave messages or questions for Vincera support engineers.

Electronic Support.  It is preferred that Customer may contact Vincera via e-mail by sending a request to support@Vincera.com through which Customer may leave messages for Vincera support engineers.  If Customer desires, Customer may register with Vincera an e-mail address through which Customer may receive release notifications and other end-user information.   For Severity 1 and Severity 2, initial response time will be within one (1) hour of report.

Premium Support.  If indicated on the applicable Order that Customer has ordered Premium Support, Vincera shall provide 24 hrs per day, 7 days each week, access to Vincera support.

2. CUSTOMER RESPONSIBILITIES.

2.1 Customer Assistance. Customer agrees to provide Vincera reasonable access to all necessary personnel to answer questions about any problems reported by Customer regarding the Licensed Software. Customer also agrees to promptly implement all Updates and error corrections provided by Vincera under this Agreement.

2.2 Contact People. Customer shall appoint two (2) individuals within Customer's organization to serve as primary contacts between Customer and Vincera and to receive support through Vincera's telephone support center. All of Customer's support inquiries shall be initiated through these contacts.  Vincera will assign a contact person to manage the relationship with Customer.

3. EXCLUSIONS.

Vincera is not required to provide any maintenance or support services relating to problems arising out of (i) Customer's failure to implement all Updates to the Licensed Software which are issued under this Agreement; (ii) changes to the operating system or environment not requested by Vincera which adversely affect the Licensed Software; (iii) any alterations of or additions to the Licensed Software performed by parties other than Vincera; (iv) use of the Licensed software in a manner for which it was not designed; (v) accident, negligence, or misuse of the Licensed Software; (vi) interconnection of the Licensed Software with other                                                                                                                                                                                                                                                                                                                                                                                                                                                   software products not supplied by Vincera; (vii) introduction of data into any database used by the Licensed Software by any means other than the use of the Licensed Software; or (viii) use of the Licensed Software other than as detailed in the Documentation. Vincera shall only be obligated to support the then current production version of the Licensed Software and the immediately prior release for a period of one (1) year after such release. Support for any earlier versions or for other problems not covered under this Agreement may be obtained at Vincera's then current rates for special technical services.

4. FEES.

4.1 Fees. The annual fees for Maintenance Services shall be as set forth on the applicable Order.  In the event Customer purchases additional licenses, it is understood that the Maintenance Service fees will be increased to reflect the additional licenses, and the Maintenance Service fees for such licenses shall be pro-rated so as to be co-terminus with Customer’s existing maintenance period.  In no event shall Vincera be responsible for providing Maintenance Services for a period during which Maintenance Service fees are not paid by Customer.

4.2 Reinstatement.   If Customer elects to resume Maintenance Services after a period in which Vincera’s obligation to provide  Maintenance Services lapsed, Customer shall pay Vincera, in addition to fees due covering the lapsed period, a reinstatement fee equal to one year of fees for Maintenance Services. Upon payment of any specified fees to resume Maintenance Services, Customer shall be entitled to, any Updates that may have occurred during the non-payment period that were made generally available to other customers under Maintenance Services.

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5.  OTHER TERMS.

Except as stated in this Maintenance Services Policy, Maintenance Services shall be subject to the terms and conditions of the applicable Software License and Services Agreement between Vincera and Customer.

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